Exhibit 99.1

PRESS RELEASE

For further information, contact:

David W. Pijor, Chairman and Chief Executive Officer

Phone: (703) 436-3802

Email: dpijor@fvcbank.com

Patricia A. Ferrick, President

Phone: (703) 436-3822

Email: pferrick@fvcbank.com

FOR IMMEDIATE RELEASE — April 18, 2019

FVCBankcorp, Inc. Announces Record Earnings and

Annualized Loan Growth of 15% for First Quarter 2019

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ:FVCB) (the “Company”) today reported first quarter 2019 net income of $3.9 million, or $0.27 diluted earnings per share, compared to $3.0 million, or $0.25 diluted earnings per share, for the quarterly period ended March 31, 2018.  Weighted-average common shares outstanding for the diluted earnings per share calculations were 14.8 million and 12.1 million for the three months ended March 31, 2019 and 2018, respectively, reflecting the increase from shares issued in 2018 for the initial public offering and acquisition of Colombo Bank.

During the first quarter of 2019, the Company incurred merger and acquisition expense of $52 thousand, net of tax.  Excluding merger-related expenses net of tax, earnings for the three months ended March 31, 2019 were $4.0 million, or $0.27 per diluted earnings per share.  There were no merger and acquisition expenses recorded during the three months ended March 31, 2018.

The Company believes the reporting of non-GAAP earnings to exclude merger-related expenses are more reflective of the Company’s operating performance and future operating performance (“Operating Earnings”).  On a GAAP basis, return on average assets was 1.16% and return on average equity was 9.74% for the first quarter of 2019.  For the comparable March 31, 2018 period, return on average assets was 1.13% and return on average equity was 12.03%.  On an Operating Earnings basis, return on average assets and return on average equity for the three months ended March 31, 2019 were 1.17% and 9.86%, respectively.

Selected Highlights

•                  Record Operating Earnings.  Operating Earnings increased $981 thousand, or 33%, to $4.0 million for the first quarter of 2019 as compared to the same 2018 period.  Net interest margin increased to 3.65% for the quarter ended March 31, 2019 compared to 3.59% for the linked quarter ended December 31, 2018 and 3.39% for the year ago quarter ended March 31, 2018.

•                  Strong Loan Growth.  Total loans, net of deferred fees, totaled $1.18 billion at March 31, 2019, an increase of $42.2 million, or 15% annualized, from December 31, 2018. Year-over-year loan growth was $257.7 million, or 28% from March 31, 2018 to March 31, 2019.

•                  Sound Asset Quality.  Asset quality remains strong, with nonperforming loans and loans past due 90 days or more as a percentage of total assets was 0.27% at March 31, 2019.  Nonperforming loans and loans past due 90 days or more totaled $3.8 million at March 31, 2019, of which $838 thousand were acquired loans.

•                  Strong Core Deposit Growth.  Total deposits increased $50.3 million, to $1.21 billion at March 31, 2019, or 17% annualized, from December 31, 2018.  Noninterest-bearing deposits increased $20.4 million, or 9% during the first quarter of 2019 and represent 21% of the total deposit base at March 31, 2019.

•                  Improved Efficiency Ratio.  Efficiency ratio for the three months ended March 31, 2019 was 55.2%, an improvement from 57.5% for the year ago quarter.

•                  Improved Tangible Book Value.  Tangible book value per share at March 31, 2019 was $11.32, a 24% increase from $9.15 at March 31, 2018.

“I am pleased with the growth our Company experienced during the first quarter, specifically within our loan portfolio.  Over half of our net loan growth this quarter represents our efforts within our expanded Maryland and Washington D.C. markets, as we began leveraging our post-acquisition opportunities within these markets.  We are excited about the strength of our loan pipeline as we head into the second quarter,” stated David W. Pijor, Chairman and CEO.

Balance Sheet

Total assets increased to $1.42 billion at March 31, 2019 compared to $1.35 billion at December 31, 2018, an increase of $68.2 million, or 5%. Loans receivable, net of deferred fees, totaled $1.18 billion at March 31, 2019, compared to $921.2 million at March 31, 2018, a year-over-year increase of $257.7 million, or 28%. During the first quarter of 2019, loans grew $42.2 million, or 15% on an annualized basis, and average loans grew $36.4 million, or 13% annualized. While the Company experienced strong loan growth during the first quarter of 2019, this loan growth predominantly occurred towards the end of the quarter, and as such, interest income only slightly offset the impact of increased loan loss reserves recorded for the quarter ended March 31, 2019.

During the quarter, loan originations totaled approximately $121 million, of which $77 million funded during the quarter.  Construction loans and commercial loan originations represented the larger portion of originations during the quarter ended March 31, 2019 totaling $72 million, and consequently represented the majority of the loan commitments not funded during the quarter.

Investment securities increased $14.2 million to $139.5 million at March 31, 2019, compared to $125.3 million at December 31, 2018.

Total deposits increased to $1.21 billion at March 31, 2019 compared to $1.16 billion at December 31, 2018, an increase of $50.3 million, or 17% on an annualized basis. Core deposits, which represent total deposits less wholesale deposits, increased $19.2 million or 7% on an annualized basis, which reflects declines in certain deposit concentrations which were more than offset by growth in core deposit relationships.  Wholesale deposits totaled $115.4 million, or 10% of total deposits at March 31, 2019, an increase of $31.0 million from December 31, 2018.  Noninterest-bearing deposits increased $20.4 million to $253.7 million at March 31, 2019 from $233.3 million at December 31, 2018, and represented 21% of total deposits at March 31, 2019.

Income Statement

Net interest income totaled $11.8 million, an increase of $3.0 million, or 34%, for the quarter ended March 31, 2019, compared to the year ago quarter, and a decrease of $53 thousand compared to the fourth quarter of 2018. The Company’s net interest margin increased 26 basis points to 3.65% for the quarter ended March 31, 2019 compared to 3.39% for the quarter ended March 31, 2018. On a linked quarter basis, net interest margin increased 6 basis points from 3.59% for the three months ended December 31, 2018, a result of increases in yields on earning assets and loan mark accretion.

Cost of deposits for the first quarter of 2019 was 1.30%, compared to 0.93% for the first quarter of 2018, a 40% year-over-year increase, reflecting the Company’s continued management of its funding costs driven by the increased rate environment.  Loan yields for the first quarter of 2019 were 5.23% compared to 4.73% for the year ago quarter. Included in net interest income for the first quarter of 2019 is $245 thousand in loan mark accretion associated with the Company’s acquired loan portfolio, which has contributed to the increase in margin.  For the fourth quarter of 2018, the loan mark accretion was $169 thousand.

Noninterest income totaled $738 thousand and $385 thousand for the quarters ended March 31, 2019 and 2018, respectively.  Fee income from loans was $347 thousand, an increase of $289 thousand for the quarter ended March 31, 2019 compared to 2018, primarily a result of an increase in loan income from interest rate swaps.  Service charges on deposit accounts and other fee income totaled $286 thousand for the first quarter of 2019, an increase of 32% or $217 thousand from the year ago quarter.  This increase in fee income resulted from the increase in core deposit relationships, both organic and acquired, year over year.

Noninterest expense totaled $6.9 million for the quarter ended March 31, 2019, compared to $5.3 million for the same three-month period of 2018. Approximately $825 thousand of the increase in noninterest expense from the year ago quarter is attributable to expenses associated with Colombo’s former operations, in addition to merger-related expenses of $67 thousand for the three months ended March 31, 2019.  Salary and compensation related expenses increased $753 thousand, or 24%, for the quarter ended March 31, 2019, compared to the same three-month period of 2018, resulting from the increase in staffing from the acquisition and increases in back-office support staff. Occupancy and equipment expense increased $256 thousand year-over-year primarily as a result of the branch locations acquired from Colombo.  Increases in data processing and network administration, franchise taxes and other operating expenses for the quarter ended March 31, 2019 compared to the same three-month period of 2018 is primarily growth related. On a linked quarter basis, noninterest expense excluding non-recurring merger-related expenses increased $86 thousand from the three months ended December 31, 2018.  The efficiency ratio for the quarter ended March 31, 2019 was 55.2%, or 54.7% excluding merger-related expenses, a decrease from 57.5% from the year ago quarter.

Asset Quality

Asset quality remains strong as nonperforming loans and loans ninety days or more past due totaled $3.8 million, or 0.27% of total assets, of which $838 thousand related to acquired loans. Performing troubled debt restructurings (“TDR”) increased to $4.1 million at March 31, 2019, compared to $203 thousand at December 31, 2018, primarily as a result of one loan which was restructured during the quarter because of a specific borrower issue for which a specific reserve was not required. Nonperforming assets (including TDRs and other real estate owned) to total assets was 0.83% at March 31, 2019, 0.57% for December 31, 2018 and 0.60% for March 31, 2018.  The allowance for loan losses to total loans was 0.81% for each of the periods ended March 31, 2019 and December 31, 2018. The allowance for loan losses on the Company’s originated portfolio was 0.92% of loan outstanding at March 31, 2019.  Charge-offs of $162 thousand were recorded during the first quarter of 2019 and were related to the Company’s purchased consumer installment loan portfolio.

About FVCBankcorp Inc.

FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary of FVCB which commenced operations in November 2007. FVCbank is a $1.42 billion Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington D.C., metropolitan areas. Locally owned and managed, FVCbank is based in Fairfax, Virginia, and has 11 full-service offices in Arlington, Ashburn, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, Rockville and Silver Spring, Maryland.

For more information on the Company’s selected financial information, please visit the Investor Relations page of FVCBankcorp Inc.’s website, www.fvcbank.com.

Caution about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein.  These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to, the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other periodic and current reports filed with the Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

###

FVCBankcorp, Inc.

Selected Financial Data

(Dollars in thousands, except share data and per share data)

(Unaudited)

	For the Quarters Ended
	3/31/2019	12/31/2018	3/31/2018
Selected Balances
Total assets	$1,419,763	$1,351,576	$1,078,697
Total investment securities	144,865	130,597	124,031
Total loans, net of deferred fees	1,178,941	1,136,743	921,231
Allowance for loan losses	(9,512)	(9,159)	(8,102)
Total deposits	1,212,695	1,162,440	938,661
Subordinated debt	24,427	24,407	24,347
Other borrowings	—	—	12,500
Total stockholders’ equity	163,993	158,336	100,651
Summary Results of Operations
Interest income	$15,960	$15,640	$11,341
Interest expense	4,196	3,823	2,578
Net interest income	11,764	11,817	8,763
Provision for loan losses	515	930	358
Net interest income after provision for loan losses	11,249	10,887	8,405
Noninterest income - loan fees, service charges and other	633	519	275
Noninterest income - bank owned life insurance	105	109	110
Noninterest income - gain (loss) on securities sold	—	(462)	—
Noninterest expense	6,904	9,419	5,260
Income before taxes	5,083	1,634	3,530
Income tax expense	1,157	224	533
Net income	3,926	1,410	2,997
Per Share Data
Net income, basic	$0.29	$0.10	$0.27
Net income, diluted	$0.27	$0.10	$0.25
Book value	$11.92	$11.55	$9.17
Tangible book value	$11.32	$10.90	$9.16
Shares outstanding	13,755,249	13,712,615	10,990,572
Selected Ratios
Net interest margin (2)	3.65%	3.59%	3.39%
Return on average assets (2)	1.16%	0.42%	1.13%
Return on average equity (2)	9.74%	3.65%	12.03%
Efficiency (1)	55.22%	75.69%	57.50%
Loans, net of deferred fees to total deposits	97.22%	97.79%	98.14%
Noninterest-bearing deposits to total deposits	20.92%	20.07%	19.11%
Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP) (3)
Net income (from above)	$3,926	$1,410	$2,997
Add: Merger and acquisition expense	67	2,668	—
Add: Loss on sales of securities available-for-sale	—	462	—
Less: provision for income taxes associated with merger and acquisition expense	(15)	(649)	—
Net income, as adjusted	$3,978	$3,891	$2,997
Net income, diluted, on an operating basis	$0.27	$0.26	$0.25
Return on average assets (non-GAAP operating earnings)	1.17%	1.16%	1.13%
Return on average equity (non-GAAP operating earnings)	9.86%	10.07%	12.03%
Efficiency ratio (non-GAAP operating earnings)	54.69%	54.25%	57.50%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	11.03%	11.16%	9.32%
Total capital (to risk weighted assets)	13.21%	14.02%	12.97%
Common equity tier 1 capital (to risk weighted assets)	12.50%	13.27%	12.17%
Tier 1 capital (to risk weighted assets)	12.50%	13.27%	12.17%
Tier 1 leverage (to average assets)	12.57%	12.41%	11.62%
Asset Quality
Nonperforming loans and loans 90+ past due	$3,791	$3,211	$1,003
Performing troubled debt restructurings (TDRs)	4,092	203	1,624
Other real estate owned	3,866	4,224	3,866
Nonperforming loans and loans 90+ past due to total assets (excl. TDRs)	0.27%	0.24%	0.09%
Nonperforming assets to total assets	0.54%	0.55%	0.45%
Nonperforming assets (including TDRs) to total assets	0.83%	0.57%	0.60%
Allowance for loan losses to loans	0.81%	0.81%	0.88%
Allowance for loan losses to nonperforming loans	250.91%	285.24%	807.78%
Net charge-offs (recovery)	$162	$347	$(19)
Net charge-offs (recovery) to average loans (2)	0.06%	0.13%	(0.01)%
Selected Average Balances
Total assets	$1,354,814	$1,341,991	$1,056,463
Total earning assets	1,307,278	1,305,573	1,033,427
Total loans, net of deferred fees	1,137,948	1,101,539	893,716
Total deposits	1,148,646	1,141,500	921,625
Other Data
Noninterest-bearing deposits	$253,723	$233,318	$179,407
Interest-bearing checking, savings and money market	546,067	533,732	401,059
Time deposits	297,469	310,985	253,444
Wholesale deposits	115,436	84,405	104,751

(1)  Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on sales of investment securities and other real estate owned.

(2)  Annualized.

(3) Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our statements of income, balance sheets or statements of cash flows.

FVCBankcorp, Inc.

Summary Consolidated Statements of Condition

(Dollars in thousands)

(Unaudited)

			% Change		% Change
			Current		From
	3/31/2019	12/31/2018	Quarter	3/31/2018	Year Ago

Cash and due from banks	$13,404	$9,435	42.1%	$8,258	62.3%
Interest-bearing deposits at other financial institutions	30,359	34,060	-10.9%	3,898	678.8%
Investment securities	139,474	125,298	11.3%	119,806	16.4%
Restricted stock, at cost	5,391	5,299	1.7%	4,225	27.6%
Loans, net of fees:
Commercial real estate	693,439	682,203	1.6%	581,464	19.3%
Commercial and industrial	137,869	137,080	0.6%	98,985	39.3%
Commercial construction	187,760	152,526	23.1%	100,176	87.4%
Consumer residential	132,638	132,280	0.3%	110,404	20.1%
Consumer nonresidential	27,235	32,654	-16.6%	30,202	-9.8%
Total loans, net of fees	1,178,941	1,136,743	3.7%	921,231	28.0%
Allowance for loan losses	(9,512)	(9,159)	3.9%	(8,102)	17.4%
Loans, net	1,169,429	1,127,584	3.7%	913,129	28.1%

Premises and equipment, net	2,218	2,271	-2.3%	1,349	64.4%
Goodwill and intangibles, net	8,342	8,443	-1.2%	—	100.0%
Bank owned life insurance (BOLI)	16,511	16,406	0.6%	16,079	2.7%
Other real estate owned	3,866	4,224	-8.5%	3,866	0.0%
Other assets	30,769	18,556	65.8%	8,087	280.5%

Total Assets	$1,419,763	$1,351,576	5.0%	$1,078,697	31.6%

Deposits:
Noninterest-bearing	$253,723	$233,318	8.7%	$179,407	41.4%
Interest-bearing checking	284,150	312,446	-9.1%	201,949	40.7%
Savings and money market	261,917	221,286	18.4%	199,110	31.5%
Time deposits	297,469	310,985	-4.3%	253,444	17.4%
Wholesale deposits	115,436	84,405	36.8%	104,751	10.2%
Total deposits	1,212,695	1,162,440	4.3%	938,661	29.2%

Other borrowed funds	—	—	0.0%	12,500	-100.0%
Subordinated notes, net of issuance costs	24,427	24,407	0.1%	24,347	0.3%
Other liabilities	18,648	6,393	191.7%	2,538	634.8%

Stockholders’ equity	163,993	158,336	3.6%	100,651	62.9%

Total Liabilities & Stockholders’ Equity	$1,419,763	$1,351,576	5.0%	$1,078,697	31.6%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended
			% Change		% Change
			Current		From
	3/31/2019	12/31/2018	Quarter	3/31/2018	Year Ago

Net interest income	$11,764	$11,817	-0.4%	$8,763	34.2%
Provision for loan losses	515	930	-44.6%	358	43.9%
Net interest income after provision for loan losses	11,249	10,887	3.3%	8,405	33.8%

Noninterest income:
Fees on loans	347	249	39.4%	58	498.3%
Service charges on deposit accounts	182	184	-1.1%	141	29.1%
Gains on sale of securities available-for-sale	—	(462)	100.0%	—	0.0%
BOLI income	105	109	-3.7%	110	-4.5%
Other fee income	104	86	20.9%	76	36.8%
Total noninterest income	738	166	344.6%	385	91.7%

Noninterest expense:
Salaries and employee benefits	3,938	4,008	-1.7%	3,185	23.6%
Occupancy and equipment expense	827	781	5.9%	571	44.8%
Data processing and network administration	439	347	26.5%	269	63.2%
State franchise taxes	422	296	42.6%	296	42.6%
Professional fees	130	214	-39.3%	156	-16.7%
Merger and acquisition expense	67	2,668	-97.5%	—	100.0%
Other operating expense	1,081	1,105	-2.2%	783	38.1%
Total noninterest expense	6,904	9,419	-26.7%	5,260	31.3%
Net income before income taxes	5,083	1,634	211.1%	3,530	44.0%
Income tax expense	1,157	224	416.5%	533	117.1%
Net Income	$3,926	$1,410	178.4%	$2,997	31.0%

Earnings per share - basic	$0.29	$0.10	186.1%	$0.27	4.8%
Earnings per share - diluted	$0.27	$0.10	165.6%	$0.25	6.3%
Weighted-average common shares outstanding - basic	13,724,232	13,575,616		10,934,318
Weighted-average common shares outstanding - diluted	14,779,955	14,700,167		12,053,053

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$3,926	$1,410		$2,997
Add: Merger and acquisition expense above	67	2,668		—
Add: Loss on sales of securities available-for-sale	—	462		—
Subtract: provision for income taxes associated with merger and acquisition expense	(15)	(649)		—
Net income, excluding above merger and acquisition charges	$3,978	$3,891		$2,997
Earnings per share - basic (excluding merger and acquisition charges)	$0.29	$0.29		$0.27
Earnings per share - diluted (excluding merger and acquisition charges)	$0.27	$0.26		$0.25

Return on average assets (non-GAAP operating earnings)	1.17%	1.16%		1.13%
Return on average equity (non-GAAP operating earnings)	9.86%	10.07%		12.03%
Efficiency ratio (non-GAAP operating earnings)	54.69%	54.25%		57.50%

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	3/31/2019		12/31/2018		3/31/2018
	Average	Average	Average	Average	Average	Average
	Balance	Yield	Balance	Yield	Balance	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$679,268	4.72%	$668,609	4.91%	$538,334	4.63%
Commercial and industrial	134,803	6.63%	127,520	5.86%	94,596	5.17%
Commercial construction	158,880	5.73%	148,745	5.81%	122,182	4.85%
Consumer residential	133,939	5.26%	130,222	5.09%	108,815	4.31%
Consumer nonresidential	31,058	7.58%	26,443	7.23%	29,789	6.22%
Total loans	1,137,948	5.23%	1,101,539	5.22%	893,716	4.73%

Investment securities (2)(3)	144,109	2.72%	136,099	2.69%	122,860	2.27%
Interest-bearing deposits at other financial institutions	25,221	1.95%	67,935	2.08%	16,851	1.09%
Total interest-earning assets	1,307,278	4.88%	1,305,573	4.79%	1,033,427	4.39%

Non-interest earning assets:
Cash and due from banks	5,807		3,459		2,532
Premises and equipment, net	2,294		2,172		1,229
Accrued interest and other assets	48,489		39,404		27,102
Allowance for loan losses	(9,054)		(8,617)		(7,827)

Total Assets	$1,354,814		$1,341,991		$1,056,463

Interest-bearing liabilities:
Interest checking	$296,010	1.27%	$259,202	1.32%	$187,251	0.87%
Savings and money market	235,926	1.46%	303,375	1.18%	188,911	0.96%
Time deposits	307,780	1.93%	302,838	1.89%	263,736	1.40%
Wholesale deposits	74,781	2.42%	33,557	1.79%	107,265	1.47%
Total interest-bearing deposits	914,497	1.66%	898,972	1.47%	747,163	1.17%

Other borrowed funds	9,302	2.68%	15,693	2.35%	8,327	1.72%
Subordinated notes, net of issuance costs	24,414	6.56%	24,394	6.42%	24,334	6.58%
Total interest-bearing liabilities	948,213	1.79%	939,059	1.62%	779,824	1.34%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	234,149		242,528		174,462
Other liabilities	11,170		5,883		2,519

Stockholders’ equity	161,282		154,521		99,658

Total Liabilities and Stockholders’ Equity	$1,354,814		$1,341,991		$1,056,463

Net Interest Margin (1)		3.65%		3.59%		3.39%

(1)           Non-accrual loans are included in average balances.

(2)           The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 23%.

(3)           The average balances for investment securities includes restricted stock.